UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 27, 2014

3D SYSTEMS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	1-34220	95-4431352
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina, 29730
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (803) 326-3900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 27, 2014, Mark Wright joined 3D Systems Corporation (the "Company") as Executive Vice President and Chief Operating Officer.

Mr. Wright, 50, joins the Company after an 18-year career at EMC Corporation, a Fortune 500 provider of web-based computing systems and data storage products. Most recently, he served as Senior Vice President of Business Development and Operations – Lenovo, since April 2014. He served as the Chief Operating Officer, Flash Product Division from October 2012 to April 2014, served as Senior Vice President, Strategic Operations, IIP Division from January to October 2012, Senior Vice President, Business Operations, Unified Storage Division from January 2011 to January 2012 and Vice President, Operations and Business Transformation, Unified Storage Division from 2008 to January 2011.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Wright that includes an annual base salary of $400,000, a 2015 target incentive opportunity equal to 50% of his annual base salary and a payment of $100,000 related to transition costs.

On October 27, 2014, Mr. Wright was granted a restricted stock award of 60,000 shares pursuant to the Company's Amended and Restated 2004 Incentive Stock Plan, such shares to be issuable at a purchase price of ten percent of the closing fair market value per share on the date of the award and not exceeding the amount of $1.00 per share and to be subject to a vesting period of three years from the date of grant.

The Company issued a press release announcing the appointment of Mr. Wright on October 27, 2014. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated October 27, 2014

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: October 27, 2014
	By:	/s/ ANDREW M. JOHNSON
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated October 27, 2014